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                                                                     EXHIBIT 5.1
                               February 14, 2003

NUVELO, INC.
670 Almanor Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

         We have acted as special Nevada counsel for Nuvelo, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of 329,368 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), to be sold by the selling stockholders identified in the Registration Statement (the "Selling Stockholders").

         In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on November 9, 2002, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

         Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company that are being offered and sold by the Selling Stockholders pursuant to the Registration Statement, when sold in the manner contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ KUMMER KAEMPFER BONNER & RENSHAW
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                                    KUMMER KAEMPFER BONNER & RENSHAW